July 3, 2014

Via EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Attn:                    Patrick Gilmore, Accounting Branch Chief

Joyce Sweeney, Staff Accountant

Luna Bloom, Staff Attorney

Matthew Crispino, Staff Attorney

Re:                             Splunk Inc.

Form 10-K for the Fiscal Year Ended January 31, 2014

Filed March 31, 2014

File No. 001-35498

Ladies and Gentlemen:

This letter confirms David Conte’s telephone conversation with Joyce Sweeney on July 3, 2014 that Splunk Inc. will respond to the comments from the Staff, received by letter dated June 30, 2014, on or before July 18, 2014.

Thank you for your courtesy and cooperation.

Sincerely,

SPLUNK INC.

/s/ Scott A. Morgan
Scott A. Morgan
Vice President, Associate General Counsel & Assistant Corporate Secretary

cc:                                David F. Conte, Splunk Inc.

Leonard R. Stein, Splunk Inc.

Mark McCaffrey, PricewaterhouseCoopers LLP

Jon Avina, Wilson Sonsini Goodrich & Rosati, P.C.